                                                                    Exhibit 99.1

PATRON REVISES TIMING TO COMPLETE TRANSACTION WITH TRUSTWAVE
Wednesday, April 2, 2:00 pm EST

Chicago, IL - (BUSINESS WIRE) - April 2, 2002 -- Patron Systems, Inc. (OTCBB:
PTRS) announced today a revision to its timetable to complete the TrustWave transaction. Patron and TrustWave have extended the date to complete the merger to April 18, 2003. Patron and TrustWave are working through the final closing details and expect to close the transaction shortly.



Contacts:

Patron Systems, Inc., Chicago
Patrick J. Allin, CEO  847.295.7334

IR@patronsystems.net

About Patron Systems, Inc.

Patron Systems, Inc. is a development stage information security company incorporated in April 2002 to provide security services and technology products to global enterprises. Patron's Security Services Group intends to work with organizations to provide comprehensive, certifiable solutions for trusted information environments. Initial offerings are contemplated to include vulnerability assessments; compliance and certification reviews, training, remediation, monitoring, and managed services. Patron's Technology Products Group, through its planned acquisition of third generation software and hardware, plans to help enterprises address security needs holistically throughout the IT environment. Patron Systems intends to deploy products maintaining the highest standards of independence, product quality and functionality, as well as ROI for the client organization.

Forward Looking Statements

The statements made in this press release are forward-looking and are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. There can be no assurance that the proposed transaction will be completed. The uncertainties and risks also include, but are not limited to, the ability to complete the proposed acquisition of TrustWave or any other acquisitions, the ability of PTRS, Patron or TrustWave to execute effectively its business plan, changes in the market for information security solutions, changes in market activity, anticipated increases in customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. PTRS and Patron assume no obligation to update information concerning its expectations.